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                                                                    EXHIBIT 23.2



                           [LETTERHEAD OF KPMG LLP]



                         Independent Auditors' Consent
                         -----------------------------


The Board of Directors
Wells Fargo & Company

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Wells Fargo & Company of our report dated January 19, 1999, relating to the consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, which report is incorporated by reference in the December 31, 1998 Annual Report on Form 10-K of Wells Fargo & Company.

/s/ KPMG LLP

San Francisco, California
March 18, 1999